Exhibit 3.5

ARTICLES OF ORGANIZATION

OF

EDGEN ALLOY PRODUCTS GROUP, L.L.C.

The undersigned, acting pursuant to the Louisiana Limited Liability Company Law, LSA- RS. 12:1301 et seq. (the Act), adopts the following Articles of Organization:

ARTICLE I

NAME

The name of the Limited Liability Company is Edgen Alley Products Group, L.L.C. (the “Company”).

ARTICLE II

PURPOSE

The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the Act.

ARTICLE III

AUTHORITY TO BIND COMPANY

The Limitations on the authority of the members to bind the Company are contained in a written operating agreement.

ARTICLE IV

MANAGEMENT BY MANAGERS

The Company shall be managed by managers who will be elected by the members, as provided in the Company’s operating agreement. The vote, consent or approval of the members shall not be required for: (a) the incurrence of any indebtedness by the Company (whether or not in the ordinary course of business)); (b) the sale, exchange, lease or other transfer of assets, including immovable and other real property (whether or not involving all or substantially all of the assets of the Company); or (c) any mortgage, pledge or other security transaction. all of which may be authorized by the managers.

Any restrictions on the authority of managers are contained in a written operating agreement.

ARTICLE V

RELIANCE ON CERTIFICATE

Persons dealing with the Company may rely upon a certificate of any manager or any officer appointed by the managers to establish the membership of any member, the authenticity of any records of the Company, or the authority of any person to act on behalf of the Company, including but not limited to the authority to take the actions referred to in Section 1318B of the Act.

ARTICLE VI

LIABILITY TO THIRD PARTIES

Notwithstanding anything to the contrary set forth in these Articles of Organization or the Company’s Operating Agreement, and except as otherwise set forth in the Act, no Member, Director, Officer, employee, or agent of the Company shall be liable in such capacity for a debt, obligation or liability of the Company.

ARTICLE VII

LIABILITY TO COMPANY

Except as otherwise provided by law, no Member, Director, or Officer shall be liable to the Company or its other Members for any action taken on behalf of the Company or any failure to take any action if he performed the duties of his office in compliance with Section 1314 of the Act.

These Articles of Organization are executed this __ day of December, 2003 and are to be effective upon signing of the acknowledgement, or as soon thereafter as allowed in accordance with law.

WITNESSES:	EDGEN ALLOY PRODUCTS GROUP, L.L.C.

/s/ Melissa Willard	/s/ David L. Laxton, III
Melissa Willard	By: David Laxton III Organizer